Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock , $0.001 par value of TurnOnGreen, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

JLA Realty Associates, LLC

By:	/s/ Steven J. Caspi
Steven J. Caspi, Manager
Date:	September 30, 2025

STEVEN J. CASPI

By:	/s/ Steven J. Caspi
Steven J. Caspi
Date:	September 30, 2025